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                      May 11, 2023

       David Lamont
       Chief Financial Officer
       BHP Group Ltd
       171 Collins Street
       Melbourne, Victoria 3000
       Australia

                                                        Re: BHP Group Ltd
                                                            Form 20-F for the
Fiscal Year Ended June 30, 2022
                                                            Filed September 6,
2022
                                                            File No. 001-09526

       Dear David Lamont:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation